Exhibit 99.1

FOR IMMEDIATE RELEASE

HOMELAND SECURITY CAPITAL CORPORATION
AGREES TO SELL ITS SUBSIDIARY,
SAFETY AND ECOLOGY HOLDINGS CORPORATION,
TO PERMA-FIX ENVIRONMENTAL SERVICES, INC. FOR $24.5 MILLION

ARLINGTON, VA — July 19, 2011 — Homeland Security Capital Corporation (OTCBB: HOMS, “Homeland” or the “Company”), an international provider of specialized technology-based radiological, nuclear, environmental, disaster relief, electronic security solutions and domestic real estate disposition services to government and commercial customers, announced today that on July 15, 2011, it entered into a definitive agreement to sell all of the capital stock of its wholly-owned subsidiary, Safety and Ecology Holdings Corporation, to Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) for $24.5 million.

The $24.5 million consideration consists of (i) $22 million in cash, subject to working capital adjustments, payable at closing, and (ii) a 3-year, unsecured promissory note in the principal amount of $2.5 million, bearing interest at 6% per year payable in 36 equal monthly installments. Of the cash consideration, $2 million will be deposited into an escrow account for 24 months to satisfy any indemnification claims under the agreement. As part of the transaction, up to $1.25 million will be used to repurchase at least 90% of the Company’s issued and outstanding Series I Convertible Preferred Stock and up to 22,000,000 warrants, which the Company believes will significantly enhance its capital structure. The sale, which has already received the necessary approval of the Company’s stockholders under applicable law, which approval will not be effective until at least 20 calendars days after an Information Statement has been furnished to the Company’s stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, is expected to close no later than August 30, 2011.

SunTrust Robinson Humphrey acted as exclusive financial advisor to Homeland Security Capital Corporation for the transaction.

C. Thomas McMillen, Chairman and CEO, stated, “The sale of Safety and Ecology advances our plan to improve our balance sheet by retiring debt and focus our efforts on new lines of business.” Mr. McMillen further commented, “We have been dedicated to maximizing shareholder value and this sale is another step toward that goal.”

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “The acquisition of SEC dramatically expands our nuclear services capabilities. On a combined basis, we can now offer customers, both government and commercial, one of the broadest and most comprehensive end-to-end nuclear waste solutions in the industry. We believe that this expansion of our nuclear service capabilities, coupled with our existing nuclear waste treatment expertise, clearly places us at the forefront of the industry and should enhance our value to our customers and our shareholders. SEC brings a highly qualified management team who we feel will integrate well and compliment our current management.”

About Homeland Security Capital Corporation

The company is focused on creating long-term value by taking controlling interest and developing its subsidiary companies through superior operations and management. Former Maryland Congressman C. Thomas McMillen, who served three consecutive terms in the U.S. House of Representatives from the 4th Congressional District of Maryland, heads the company.

Homeland Security Capital Corporation operates businesses that provide products and services solutions, growing organically and by acquisitions. The company is targeting emerging companies that are generating revenues but face challenges in scaling their businesses to capitalize on growth opportunities.

Homeland Security Capital Corporation’s portfolio of companies include:

Safety and Ecology Corporation is an environmental services company in the U.S., providing services nationally, in Europe and the Caribbean. The Company specializes in the removal and remediation of hazardous nuclear materials for the U.S. Department of Energy, U.S. Department of Defense, and other federal agencies. SEC also provides advanced environmental services for private industry across the country and internationally. Since its founding in 1991, SEC has grown approximately 30 percent per year, and has emerged as a technology innovator with more than 450 personnel worldwide and with annual revenues of more than U.S. $70 million. For more information on SEC, visit www.sec-tn.com.

Nexus Technologies Group, a mid-Atlantic security integrator for the corporate and governmental security markets that specializes in non-proprietary integrated security solutions including access control, alarm, video, communication, perimeter protection and bomb and metal detection security systems. Utilizing cutting-edge technologies, Nexus provides innovative, engineered and scalable solutions to effectively protect people, property and assets. For more information about Nexus, visit www.nexusna.com.

Polimatrix, Inc., a system integrator and total solutions provider delivering advanced radiation and nuclear protection and detection services. The company has been operating since September 2006 as a joint venture between Homeland Security Capital Corporation and Polimaster, Inc. For more information about Polimatrix, visit www.polimatrix.com.

Default Servicing USA, Inc., a supplier of national real estate-owned liquidation services to institutional REO customers, including property inspection, valuation, eviction, broker assignments, closing and other residential property services.

For more information about Homeland Security Capital Corporation, visit www.hscapcorp.com.

Forward-Looking Statement

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future activities, performance, events or developments, are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results or developments may differ materially from those in the forward-looking statements. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Homeland Security Capital Corporation
Knoxville, TN office
Anne Smith, 865-342-7668
asmith@sec-tn.com